Exhibit 10.3

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is dated October 23, 2015, effective as of October 1, 2015, by and among, uSell.com, Inc., a Delaware corporation (“uSell”), Daniel Brauser (“Brauser”), Nikhil Raman (“Raman”), Scott Tepfer (“Scott”) and Brian Tepfer (“Brian”) (Brauser, Raman, Scott and Brian may sometimes be referred to herein individually as a “Shareholder” or collectively as the “Shareholders”).

WHEREAS, Brian and Scott were the owners of 100% of the capital stock (the “BST Shares”) of BST Distributions, Inc., a Delaware corporation (“BST”), which owns 100% of the membership interests of We Sell Cellular, LLC, a Delaware limited liability company (“We Sell”);

WHEREAS, uSell has acquired the BST Shares from Scott and Brian in exchange for a total of 9,358,837 shares of common stock of uSell (the “Common Stock” and the 9,358,837 shares the “Exchange Common Stock”) through a share exchange (the “Share Exchange”); and

WHEREAS, it was a condition to the closing of the Share Exchange that the parties hereto enter into this Agreement to set forth certain agreements among them with respect to the Common Stock currently owned (or to be hereinafter acquired) by them.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Restrictions on Voting. In connection with any annual or special meeting of the Shareholders of uSell or any action by written consent in lieu of a shareholders meeting of uSell, the Shareholders agree to vote all of their shares of Common Stock either in favor of (or provide a written consent to) or against the action in question, as determined by the unanimous decision of all of the Shareholders. Notwithstanding any other provision of uSell’s Certificate of Incorporation By-laws, or this Agreement, if the Shareholders are unable to agree on a matter requiring the approval of (or permitted to be approved by) uSell’s Shareholders, the affirmative vote of at least 75% of the voting power of the shares of the then outstanding voting stock of uSell, voting together as a single class, shall be required to take any action required or permitted by the Shareholders of uSell. The voting restrictions contained in this Section 1 shall terminate and be of no further force and effect if (x) uSell fails to meet the conditions of Section 7.4(a) of the Stock Purchase Agreement, dated October 23, 2015, effective as of October 1, 2015, by and among uSell, BST, Scott, and Brian (the “SPA”) and (y) Brian and Scott have not succeeded in selling under Sections 7.4(b) and (c) of the SPA at least $1,500,000 of Common Stock per quarter (and a total of $6,000,000 of Common Stock) by the applicable deadlines set forth in Section 7.4(b) of the SPA.

2.           Appointment to Board. uSell has appointed Brian to the Board of Directors of uSell (the “Board”) and each Shareholder shall take all necessary and desirable actions within his control, and uSell shall take all necessary or desirable actions within its control, to ensure that Brian is elected to the Board of uSell in the future.

3.           Restriction on Sale of Common Stock.

(a)          Except as provided in this Section 3 and in Section 7.4 of the SPA, for six months from the date of this Agreement, the Shareholders shall not, directly or indirectly:

(i)          offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock of uSell, or any other securities of uSell convertible into or exercisable or exchangeable for any shares of such Common Stock which are owned as of the date of this Agreement. The Common Stock shall include, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned or any Affiliate in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and shares that may be issued upon exercise of any options or warrants, securities convertible into or exercisable or exchangeable for Common Stock or shares deliverable pursuant to restricted stock units. The word “Affiliates” shall have the meaning contained in Rule 12b-2 under the Securities Exchange Act of 1934;

(ii)         enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Common Stock, whether any such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or

(iii)        publicly disclose the intention to do any of the foregoing.

(b)           The restrictions on the actions set forth in Section 3(a) above shall not apply to: (i) transfers of Common Stock as a bona fide gift to immediate family members; (ii) transfers of Common Stock to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of any Shareholder or any Family Members of any Shareholder; (iii) transfers of Common Stock to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Common Stock to uSell; or (v) transfers of Common Stock to any Affiliate; provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii) or (v) above, each donee, distributee or transferee (any, a “Transferee”) shall sign and deliver to uSell, prior to such transfer, an agreement substantially in the form of this Section 3. For purposes of this Agreement, “Family Member” has the meaning in Rule 701 under the Securities Act of 1933.

In order to effectuate the restrictions contained in this Section 3, uSell and its transfer agent on its behalf are hereby authorized (i) to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 3 and (ii) to imprint on any certificate representing shares a legend describing the restrictions contained herein.

(c)          Each of Brian and Scott has entered into a Registration Rights Agreement with uSell providing them with certain piggyback rights. In the event that Brian or Scott elects to sell shares of Common Stock pursuant to the Registration Rights Agreement, Section 3(a) shall not apply to the shares of Common Stock that are sold under any registration statement thereunder.

4.           Miscellaneous.

(a)         Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery next business day delivery, or by email (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery, next business day delivery), as follows:

If to uSell:	uSell, Inc.
33 East 33rd Street, Suite 1101
New York, NY 10016
Attention: Nikhil Raman
Email: nik@usell.com

If to Brauser:	Daniel Brauser
4400 Biscayne Blvd, Suite 850
Miami, FL 33137
Email: dan@usell.com

If to Raman:	Nikhil Raman
33 East 33rd Street, Suite 1101
New York, NY 10016
Email: nik@usell.com

If to Scott:	Scott Tepfer
20 Nancy Street, Unit B
West Babylon, NY 11704
Email: stepfer@wesellcellular.com

If to Brian:	Brian Tepfer
20 Nancy Street, Unit B
West Babylon, NY 11704
Email: btepfer@wesellcell.com

or to such other address, as either of them, by notice to the other may designate from time to time.

(b)          Modification. This Agreement contains the entire agreement among the parties hereto and there are no agreements, warranties or representations which are not set forth herein and all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

(c)          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Each party hereto hereby irrevocably consents and submits to the jurisdiction of any New York or federal court located in New York County, New York over any action or proceeding arising out of any dispute between the parties hereto, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction.

(d)          Binding Effect; Assignment. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any Shareholder except with the prior written consent of the other parties hereto.

(e)          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signature delivered by a party by facsimile or email transmission will be deemed to be an original signature.

(f)          Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)          Prevailing Party. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(h)          Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

(i)          No Agency. This Agreement shall not constitute any party the legal representative or agent of any other party, nor shall any party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party.

(j)          Termination. This Agreement shall terminate when (i) Scott and Brian (which solely for this Section 4(j) includes their permitted transferees under Section 3(b)) no longer beneficially own together at least 10% of the issued and outstanding shares of Common Stock; (ii) Raman resigns or is terminated as an employee of uSell; or (iii) Brauser resigns or is terminated as a director on the Board of uSell.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

USELL, INC.

By:	/s/ Nikhil Raman
Nikhil Raman, Chief Executive Officer

/s/ Daniel Brauser
Daniel Brauser

/s/ Nikhil Raman
Nikhil Raman

/s/ Scott Tepfer
Scott Tepfer

/s/ Brian Tepfer
Brian Tepfer